Exhibit (a)(6)

Primark Advisors, LLC

Proxy Voting Policy

Under Rule 206(4)- 6 of the Advisers Act, it is a fraudulent, deceptive or manipulative course of business for an investment adviser to exercise voting authority with respect to client securities, unless the adviser has adopted and implemented written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interests of its clients. Under the Rule, the adviser must also disclose its proxy voting policies and procedures to clients and provide them to clients upon request. In addition, the adviser must also provide clients with information on how the adviser voted the proxies on their securities, upon request.

Primark’s authority to vote proxies for its clients is established through the delegation of discretionary authority under its investment advisory contracts. These policies and procedures are designed to satisfy Primark’s duties of care and loyalty to its clients with respect to monitoring corporate events and exercising proxy authority in the best interests of such clients. The policies and procedures seek to address potential complexities which may arise in cases where Primark’s interests conflict or appear to conflict with the interests of its clients and to communicate with clients the methods and rationale whereby Primark exercises proxy voting authority.

Primark will reach its voting decisions independently, after appropriate investigation. It does not generally intend to delegate its decision making or to rely on the recommendations of any third party, although it may take such recommendations into consideration. Primark may consult with such other experts, such as CPA’s, investment bankers, attorneys, etc., as it regards necessary to help it reach informed decisions.

Primark may determine not to vote a proxy if: (1) the effect on the applicable client’s economic interests or the value of the portfolio holding is insignificant in relation to its portfolio; (2) the cost of voting the proxy outweighs the possible benefit to the applicable client, including without limitation situations where a jurisdiction imposes share blocking restrictions which may affect the ability to effect transactions in the related securities; or (3) Primark otherwise has determined that it is consistent with its fiduciary obligations not to vote the proxy.

In the event proxy voting is required for the Fund, Primark will follow the Fund’s Proxy Voting Policies and Procedures and elect to vote or not to vote proxies received in a manner consistent with the best interests of the Fund and shareholders. Primark will present to the Board, at least annually, the Primark’s Proxy Policies and a record of each proxy voted or not voted by Primark on behalf of the Fund, including a report on the resolution of all proxies identified by Primark involving a conflict of interest.

Where a proxy proposal raises a material conflict between the interests of Primark, any affiliated person(s) of Primark, the Distributor or any affiliated person of the Distributor, or any affiliated person of the Fund and the Fund’s or its shareholder’s interests, Primark will resolve the conflict by voting in accordance with the policy guidelines or at the Fund’s directive using the recommendation of an independent third party. If the third party’s recommendations are not received in a timely fashion, Primark will abstain from voting.

Proxy Voting Policy, June 2021

Primark Advisors, LLC

260 N Josephine Street, 6th Floor, Denver, CO 80206

Primark will use its internal policies and procedures when collecting information for the Fund to complete and file Form N–PX which is used by the Fund to file reports with the SEC containing the Fund’s proxy voting record for the most recent 12- month period ending June 30). Annually Primark shall send voting information to the Fund’s Administrator, who shall file Form N-PX with the SEC.

Proxy Voting Policy, June 2021

Primark Advisors, LLC

260 N Josephine Street, 6th Floor, Denver, CO 80206